Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                    INVESCO V.I. GLOBAL DIVIDEND GROWTH FUND

A Special Meeting ("Meeting") of Shareholders of Morgan Stanley Variable Investment Series - Global Dividend Growth Portfolio was held on Tuesday, May 11, 2010. The Meeting was held for the following purpose:

(1)  Approve an Agreement and Plan of Reorganization.

The results of the voting on the above matter were as follows:

                                                                       Votes      Votes       Broker
Matter                                                    Votes For   Against    Abstain    Non-Votes
------                                                    ---------   -------   ---------   ---------
(1) Approve an Agreement and Plan of Reorganization....   9,313,476   571,294    624,113        0